UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2026

___________________________

CNS Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

___________________________

Nevada	001-39126	82-2318545
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 West Loop South, Suite 900

Houston, Texas 77027

 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 946-9185

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	CNSP	The NASDAQ Stock Market LLC

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 10, 2026, CNS Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement (the “O’Loughlin Employment Agreement”) with Steve O’Loughlin to serve as the Company’s Chief Financial Officer effective March 2, 2026. The O’Loughlin Employment Agreement provides for an initial annual base salary of $450,000, eligibility for an annual bonus with a target equal to 40% of base salary based on goals approved by the Compensation Committee, and eligibility for annual equity grants under the Company’s stock incentive plans, in each case as determined by the Compensation Committee of the Board of Directors. The O’Loughlin Employment Agreement also provides for an initial grant of 9,500 restricted stock units, vesting as follows: 25% on the six-month anniversary of the effective date, 25% on the twelve-month anniversary of the effective date, and the remaining 50% in twelve quarterly installments thereafter, subject to continued employment. Mr. O’Loughlin is entitled to participate in the Company’s benefit plans and programs for similarly situated executives, expense reimbursement in accordance with Company policy, and other standard benefits.

Under the O’Loughlin Employment Agreement, if Mr. O’Loughlin’s employment is terminated by the Company without cause (and other than due to death or disability) or by Mr. O’Loughlin for good reason, he will be entitled to (i) severance equal to six months of base salary, payable over six months, (ii) his target annual bonus for the period of time between the end of the last fiscal year and the termination date; and (iii) accelerated vesting of all unvested equity previously granted, in each case subject to his timely execution and non-revocation of a release of claims and continued compliance with applicable covenants.

Mr. O’Loughlin, age 41, served as Chief Financial Officer of Actinium Pharmaceuticals, Inc. from August 2020 until February 2026, and as its Principal Financial Officer from May 2017 to August 2020. Mr. O’Loughlin joined Actinium Pharmaceuticals, Inc. in October 2015 as Vice President, Finance and Corporate Development. From June 2015 to October 2015, Mr. O’Loughlin worked at J. Streicher LLC as an investment banker, from August 2012 to June 2015 Mr. O’Loughlin held the position of vice president, corporate finance and development and was a corporate officer at Protea Biosciences, Inc., a publicly traded life sciences tools company. Previously, From June 2010 to June 2012, Mr. O’Loughlin held corporate development positions with Caliber I.D., a publicly traded diagnostics company. Mr. O’Loughlin previously worked in investment banking at Jesup & Lamont where he focused on the biotechnology and life sciences industries. Mr. O’Loughlin has a B.S. in Business Administration with a concentration in finance from Ramapo College of New Jersey. There are no transactions in which Mr. O’Loughlin has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. O’Loughlin and any director or executive officer of the Company that would require disclosure under Item 401(d) of Regulation S-K.

On February 13, 2026, the Company entered into an employment agreement (the “Downs Employment Agreement”) with Christopher Downs, the Company’s current Chief Financial Officer, pursuant to which Mr. Downs agreed to resign as Chief Financial Officer effective March 2, 2026 and to serve as the Company’s Senior Vice President – Finance effective March 2, 2026. The Downs Employment Agreement provides for an initial annual base salary of $350,000, eligibility for an annual bonus with a target equal to 30% of base salary based on goals approved by the Compensation Committee, and eligibility for annual equity grants under the Company’s stock incentive plans, in each case as determined by the Compensation Committee of the Board of Directors. Mr. Downs is entitled to participate in the Company’s benefit plans and programs for similarly situated executives, expense reimbursement in accordance with Company policy, and other standard benefits.

Under the Employment Agreement, if Mr. Downs’s employment is terminated by the Company without cause (and other than due to death or disability) or by Mr. Downs for good reason, he will be entitled to severance equal to six months of base salary, payable over six months, subject to his timely execution and non-revocation of a release of claims and continued compliance with applicable covenants.

The foregoing summaries of the O’Loughlin Employment Agreement and Downs Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

No.	Description
10.1	Employment Agreement between Steve O’Loughlin and CNS Pharmaceuticals, Inc. dated February 10, 2026
10.2	Employment Agreement between Christopher Downs and CNS Pharmaceuticals, Inc. dated February 13, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

2

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNS Pharmaceuticals, Inc.

By:	/s/ Chris Downs
Chris Downs
Chief Financial Officer

Dated: February 17, 2026

3